Exhibit 99.1

Trulieve Announces Purchase of

8% Senior Secured Notes due 2026

Tallahassee, Fla. – September 21, 2023 – Trulieve Cannabis Corp. (CSE: TRUL) (OTCQX: TCNNF) (“Trulieve” or “the Company”), a leading and top-performing cannabis company in the U.S., today announced the open market purchase of 57,000 of its USD $1,000 face value senior secured notes due October 6, 2026 (the “Notes”) for a purchase price of USD $47.6 million, which represents a 16.5% discount to par, plus accrued interest. The Notes trade on the Canadian Securities Exchange under the symbol “TRUL.NT.U”.

This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to sell the Notes or any other securities of the Company.

About Trulieve

Trulieve is an industry leading, vertically integrated cannabis company and multi-state operator in the U.S., with leading market positions in Arizona, Florida, and Pennsylvania. Trulieve is poised for accelerated growth and expansion, building scale in retail and distribution in new and existing markets through its hub strategy. By providing innovative, high-quality products across its brand portfolio, Trulieve delivers optimal customer experiences and increases access to cannabis, helping patients and customers to live without limits. Trulieve is listed on the CSE under the symbol TRUL and trades on the OTCQX market under the symbol TCNNF. For more information, please visit Trulieve.com.

Facebook: @Trulieve

Instagram: @Trulieve

Twitter: @Trulieve

Investor Contact

Christine Hersey, Vice President of Investor Relations

+1 (424) 202-0210

Christine.Hersey@Trulieve.com

Media Contact

Phil Buck, Corporate Communications Manager

+1 (406) 370-6226

Philip.Buck@Trulieve.com